Exhibit 99.1

Mesa Labs Reports Record Second Quarter Revenues

Lakewood, Colorado, November 2, 2015 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues for the second quarter ended September 30, 2015.

Highlights for the current quarter and six months ended September 30, 2015 to the same periods last year:

●	Revenues for the second quarter increased 17 percent
●	Revenues for the six months ended September 30, 2014 increased 14 percent
●

Adjusted Net Income[1] (excluding a non-recurring litigation settlement, see below), for the second quarter was flat compared to this quarter last fiscal year and increased 20 percent as compared to the first quarter of this fiscal year

Revenues for the second quarter increased 17 percent to $21,776,000 as compared to $18,540,000 for the same quarter last year. Operating income for the second quarter decreased 39 percent to $3,006,000 as compared to $4,900,000 for the same quarter last year. Net income for the second quarter decreased 43 percent to $1,752,000 or $0.47 per diluted share of common stock as compared to $3,060,000 or $0.84 per diluted share of common stock for the same quarter last year. Operating income and net income for the second quarter ended September 30, 2015 were impacted by an unusual item consisting of a $1,709,000 expense, before tax, related to a litigation settlement associated with the Amega Acquisition.

Revenues for the six months ended September 30, 2015 increased 14 percent to $39,934,000 as compared to $34,940,000 for the same period last year. Operating income for the six months ended September 30, 2015 decreased 16 percent to $6,648,000 as compared to $7,955,000 for the same period last year. Net income for the six months ended September 30, 2015 decreased 18 percent to $4,058,000 or $1.09 per diluted share of common stock as compared to $4,941,000 or $1.35 per diluted share of common stock for the same period last year. Operating income and net income for the six months ended September 30, 2015 were impacted by the same item noted above.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the second quarter decreased 29 percent to $2,686,000 or $.72 per diluted share of common stock as compared to $3,785,000 or $1.04 per diluted share of common stock for the same quarter last year. Adjusted net income for the six months ended September 30, 2015 decreased nine percent to $5,830,000 or $1.57 per diluted share of common stock as compared to $6,395,000 or $1.75 per diluted share of common stock for the same period last year. Adjusted net income for the three and six months ended September 30, 2015 was impacted by the same item noted above.

“Mesa’s core Instruments and Biological Indicators businesses performed well during the quarter, with low single-digit organic growth and higher gross profit margin percentages,” said John J. Sullivan, President and Chief Executive Officer. “However, for a variety of reasons, Mesa’s profitability this quarter was significantly lower, when compared to an exceptional quarter last year. The greatest impact was from a non-recurring litigation settlement mentioned above. Absent this expense, adjusted net income (“ANI”), which is our primary non-GAAP profit metric, would have been flat compared to this quarter last fiscal year, but up 20% compared to the first quarter of this fiscal year. Also negatively impacting profitability this quarter were expenses associated with the two second quarter acquisitions, along with additional marketing and ERP implementation expenses. Differences in timing of the installations of Continuous Monitoring (“CM”) products also affected the year-over-year comparison for this product line. A delay in several customer installations of CM products during the current quarter this year, suppressed CM revenues by approximately $300,000. In comparison, record quarterly revenues were recorded by the CM Division this quarter last fiscal year as we completed several large system installations.”

“On a more positive note, we continued to expand our business through acquisition,” continued John Sullivan. “During the quarter, we purchased North Bay Bioscience within the Biological Indicators (“BI”) Division and Infitrak, Inc., effectively establishing a new product division and a new Canadian subsidiary. Both of these acquisitions helped drive quarterly revenues to a new record, 17 percent ahead of this quarter last year and 20 percent ahead of our first quarter. We expect both of these businesses to be accretive to our earnings per share during their first year of operation. Immediately after the end of our second quarter, we purchased six of our European BI distributors, nearly completing the build-out of our direct selling efforts in Europe. These distributor acquisitions will have a small positive impact on revenues going forward, but should have an even greater impact on the gross margin profit percentage of the BI division. In another positive development, we “went live” with a new ERP system immediately after the end of the quarter. The new system will improve our ability to add acquired businesses, expand internationally and operate efficiently. Finally, as noted above, Mesa reached a settlement of the Amega litigation which will allow us to focus our efforts on further developing the CM business this fiscal year and beyond. While I am certainly not pleased with our profits this quarter, I am confident in the momentum of both revenues and profits for the remainder of fiscal 2016.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Revenues	$21,776	$18,540	$39,934	$34,940
Cost of revenues	8,709	7,417	15,726	14,112
Gross profit	13,067	11,123	24,208	20,828
Operating expenses	10,061	6,223	17,560	12,873
Operating income	3,006	4,900	6,648	7,955
Other expense, net	213	157	329	319
Earnings before income taxes	2,793	4,743	6,319	7,636
Income taxes	1,041	1,683	2,261	2,695
Net income	$1,752	$3,060	$4,058	$4,941

Net income per share (basic)	$0.49	$0.87	$1.13	$1.41
Net income per share (diluted)	0.47	0.84	1.09	1.35

Weighted average common shares outstanding:
Basic	3,598	3,508	3,587	3,504
Diluted	3,742	3,640	3,715	3,648

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2015 (Unaudited)	March 31, 2015
Cash and cash equivalents	$5,460	$2,034
Other current assets	29,534	27,588
Total current assets	34,994	29,622
Property, plant and equipment, net	14,713	9,598
Other assets	106,186	78,100
Total assets	$155,893	$117,320

Liabilities	$76,945	$43,841
Stockholders’ equity	78,948	73,479
Total liabilities and stockholders’ equity	$155,893	$117,320

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net income	$1,752	$3,060	$4,058	$4,941
Amortization of intangible assets, net of tax	934	725	1,772	1,454
Adjusted net income	$2,686	$3,785	$5,830	$6,395

Adjusted net income per share (basic)	$0.75	$1.08	$1.63	$1.83
Adjusted net income per share (diluted)	0.72	1.04	1.57	1.75

Weighted average common shares outstanding:
Basic	3,598	3,508	3,587	3,504
Diluted	3,742	3,640	3,715	3,648

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Division provides parameter monitoring of products in a cold chain, consulting services such as compliance monitoring, packaging development and validation or mapping of transport and storage containers, and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” "estimate," "intend," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2015, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.